Exhibit 10.3

ELC Group Holdings Ltd.

745 Lor 5 Toa Payoh

#03-02 The Lifeline Building

Singapore 319455

February 25, 2025

Re: Independent Director Offer Letter – Ms. Serene Caroline Koh Li Ching

Dear Ms. Serene Caroline Koh Li Ching:

ELC Group Holdings Ltd., a Cayman Islands exempted company (the “Company” or “we”), is pleased to offer you a position as an Independent Director of the Company. We believe your background and experience will be a significant asset to the Company and we look forward to your participation as an Independent Director in the Company. Should you choose to accept this position as an Independent Director, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. Your appointment shall also be subject to the approval of the Company’s Board of Directors and/or Nomination and Compensation Committees and shall begin upon the Company’s listing on the Nasdaq Capital Market (the “Commencement Date”).

1. Term. This Agreement is effective upon the Commencement Date and shall continue for a term of one year from the Commencement Date subject to the provisions in Section 9 below or until your successor is duly elected and qualified. The position shall be up for re-appointment every year by the board of the Directors of the Company (the “Board”) and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render customary services as an Independent Director, Chair of the Nomination Committee, and member of the Audit Committee, Compensation Committee and Nomination Committee (hereinafter, your “Duties”). During the term of this Agreement, you shall attend and participate at each meeting regarding the business and operation issues of the Company as regularly or specially called, via teleconference, video conference or in person. You shall consult with the members of the Board and committee (if any) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3. Compensation. As compensation for your services to the Company, you will receive a compensation of US$40,000 for each calendar year of service under this Agreement on a pro-rated basis, payable on a yearly basis.

You shall be reimbursed for reasonable and approved expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

4. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors insurance policy, if available.

5. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

6. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means:

(i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged;

(ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and

(iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

(i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

(ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

(iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the earliest of the Company’s demand, termination of this Agreement, or your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

7. Non-Competition. You agree and undertake that you will not, during the term of your appointment and for a period of 12 months following termination of this Agreement for whatever reason, directly or indirectly as owner, partner, joint venture, shareholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided, however, that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you have no active role in the publicly owned company as director, employee, consultant or otherwise.

8. Non-Solicitation. During the term of your appointment and for a period of 12 months following termination of this Agreement for whatever reason, you shall not directly or indirectly solicit for employment any individual who was an employee of the Company during your tenure.

9. Termination and Resignation. Your services as an Independent Director may be terminated for any or no reason by the determination of the Board. Your services as an Independent Director shall be terminated if you become of unsound mind or are prohibited by law from being so. You may also terminate your services as an Independent Director for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association at its New York office in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be New York law. The seat of arbitration shall be in New York. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to continue employment with the Company.

14. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

ELC Group Holdings Ltd.

	By:	/s/ Leann Koh Bee Khee
Leann Koh Bee Khee
Director and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Caroline Koh Li Ching
Serene Caroline Koh Li Ching